Exhibit 99.1

FOR IMMEDIATE RELEASE:  January 13, 2004 @ 9 a.m. (CST)

Media Contact: Kit Chambers Ph: 469-227-7806 kchambers@oceanri.com

OCEAN RESOURCES ANNOUNCES FORMATION
OF TECHNOLOGY SUBSIDIARY

Dallas, TX – January 13, 2004 – Ocean Resources, Inc. today announced the formation of Blue Ocean Technologies, LLC.  Blue Ocean Technologies will evaluate, procure, and deploy technologies for the advancement of deep water research and recovery operations, and will establish a portfolio of companies to provide improved technology services directly to Ocean Resources.

“The formation of Blue Ocean Technologies will allow Ocean Resources to focus on its primary objective of deep water exploration and recovery.  Blue Ocean will manage advanced technologies in sonar, communications, underwater optics, and control systems,” said Dennis McLaughlin, President and CEO of Ocean Resources.

“Blue Ocean will focus on the immediate needs of Ocean Resources such as voice and data communication for the upcoming recovery operations.  Blue Ocean will also work with the recovery team to identify technical areas that can be improved.  We believe we will enhance the operations through the utilization of fixed and mobile wireless technologies,” added John Mills, President, Blue Ocean Technologies.

Blue Ocean Wireless Communications, LLC (BOWC) is the first company added to this portfolio.  BOWC, headquartered in Dallas, Texas, will provide satellite-based voice and data communications to the recovery vessel, as well as land-based data center operations.  The data center services will include email, ftp servers, and data storage servers (data warehouse).  Utilizing the Inmarsat network, BOWC will provide the ship’s crew a link to the data center, allowing access to data and services while conducting operations on board ship.  Additionally, BOWC will provide terrestrial based fixed and mobile data services.  Current operations include areas in and around Fort Worth, Texas and parts of Denton County, Texas.  The BOWC management team’s past experience includes event-based data communications projects such as nationally-televised collegiate football and NASCAR auto racing events, as well as 10 years experience of tactical radio communications in the United States Marine Corps.

Mr. McLaughlin said, “Blue Ocean Wireless will provide much needed resources through a network focused on the needs of Ocean Resources.”

Ocean Resources, Inc. (www.oceanri.com) is engaged in the business of deep water research, exploration, survey, and recovery operations of valuable shipwrecks throughout the world. Through its subsidiaries, the Company has years of collective experience and professional expertise in the fields of research, location, and recovery of valuable shipwreck artifacts and cargo.

Disclaimer

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of fact, included in this release and without limitation statements regarding potential future plans and objectives of the Company, are forward- looking statements that involve risks and uncertainties.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such statements will prove to be accurate.  Actual results and future events could differ materially from those anticipated in such statements.  Actual results may differ materially from the Company’s expectations due to changes in operating performance, project schedules, prices and other technical and economic factors.

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